RESTATED ARTICLES OF INCORPORATION OF
                   AMERICAN FLINTLOCK COMPANY


KNOW BY ALL THESE PRESENTS:
          That we, the undersigned Incorporator being all natural person of the age of eighteen years or more and desiring to form a body corporate under the laws of the State of Nevada do hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Nevada, these Articles of Incorporation:


                            ARTICLE I
                              NAME
                   The name of the Corporation shall be:
                   American Flintlock Company


                           ARTICLE II
           That the registered office of this corporation and resident agent are both located at 6425 Meadow Country Dr., Reno, Nevada 89509; but the corporation may maintain an office in such towns, cities, and places within and without the State of Nevada as the Board of Directors may from time to time determine, or as may be designated by the By-Laws of the said corporation. The Corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Nevada, unless dissolved according to law. The resident agent of the corporation will be: Lewis H. Eslick, 6425 Meadow Country Dr. Reno, Nevada 89509

                           ARTICLE III
PURPOSES AND POWERS
     1. Purposes:
     Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Nevada Corporation Code.
     2. General Powers:
     Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Nevada Corporation Code.
     3. Issuance of Shares:
     The Board of Directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a resolution properly filed with the Secretary of State of the State of Nevada. Such stock may be issued from time to time without action by the stockholders, for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, shall be deemed fully paid stock, and the holder of such shares shall not be liable for any further payment thereon
                           ARTICLE IV


Capital Stock

1. Classes and Number of Shares. The total number of shares of all classes of stock, which the corporation shall have authority to issue is Sixty Million (60,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock, par value of $0.001 per share (The "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, which have a par value of $0.001 per share (the "Preferred Stock").

1.   Powers and Rights of Common Stock

       (a) Preemptive Right. No shareholders of the Corporation holding common stock shall have any preemptive or other right to subscribe for any additional un-issued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation;

       (b) Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one
          (1) vote in person or by proxy for each share of the Common Stock standing in his/her name;

       (c)  Dividends and Distributions

     (i) Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets of funds of the Corporation legally available therefor;

     (ii)       Other  Dividends and Distributions. The Board  of
       Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock;

     (iii) Other Rights. Except as otherwise required by the Nevada Revised Statutes and as may otherwise be provided in these Restated Articles of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation;

3.     Preferred   Stock   The   powers,   preferences,   rights,
  qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board of Directors in it's sole discretion, authority to do so being hereby expressly vested in such board.

4. Issuance of the Common Stock and the Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Restated Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in it's discretion may
  determine  and  without  any  vote  or  other  action  by   the
  stockholders, except as otherwise required by law. The Board of Directors, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred stock (collectively "securities.") The securities must be issued for such consideration, including cash, property, or services, as the Board or Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value if the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less that the par value of the shares so issued. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock divided or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

5.     Cumulative   Voting.  Except  as  otherwise  required   by
  applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

                            ARTICLE V

GOVERNING BOARD OF DIRECTORS



The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 4 or Article Fourth hereof in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a bylaw or amendment thereto, providing that the number of directors shall not be reduced to less than three (3). The directors holding office at the time of the filing of these Restated Articles of Incorporation shall continue as directors until the next annual meeting and/or until their successors are duly chosen.


                           ARTICLE VI

           The capital stock of this corporation shall not be subject to assessment to pay debts of the corporation, and no paid up stock and no stock issued as fully paid shall ever be assessable or assessed. The Articles of Incorporation shall not be amended in this particular.

                           ARTICLE VII

           The period of existence of this corporation shall be perpetual, subject only to termination by action of its stockholders or by the effect of law. During the time of the existence of this corporation the following shall be the doctrine for corporate opportunities:


1.   The  officers, directors and other members of management  of the Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which the Corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of the Corporation shall be disclosed promptly to the Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other management may avail himself of such opportunity. Until such time as the Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of the Corporation shall be free to engage in such areas of interest on their own and the provisions hereof shall not limit the rights of any officer, director or other member of management of the Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties, which he may have to the Corporation.


                          ARTICLE VIII


Any shareholders' may sell, assign, or otherwise transfer their shares and certificate or certificates of stock, or any part thereof.
                           ARTICLE IX

           The directors shall have the power to make and alter the By-Laws of the corporation. By-Laws made by the Board of Directors under the powers so conferred may be altered, amended or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

                            ARTICLE X
           All transactions and acts by the Board of Directors shall be accomplished by a majority of the Board of Directors in the management of the business and affairs of the corporation, and the Board of Directors shall have the power to authorize the seal of the corporation to be affixed to all papers which may require it.

                           ARTICLE XI
INDEMNIFICATION
           The officers and directors of this corporation shall not be liable to the shareholders or any creditors of the corporation for any alleged breach of fiduciary duty as such officer and director unless it be established that the director or officer has committed acts or is personally responsible for omissions which involve intentional misconduct, fraud or knowing violation of the law, or the payment of dividends in violation of N.R.S 78.300


           Further, the corporation does indemnify to the full extent authorized or permitted by the Nevada Corporation Code any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer, employee, fiduciary, or agent of the Corporation or serves or served any other enterprise at the request of the Corporation.

                           ARTICLE XII
AMENDMENTS
           The Corporation reserves the right to amend its Articles of Incorporation from time to time in accordance with the Nevada Corporation Code. Any proposed amendment shall be adopted upon receiving the affirmative vote of holders of a majority of the shares entitled to vote thereon, unless the holders of Preferred Stock are entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of a majority of the shares of Preferred Stock then outstanding and a majority of the shares of the Common Stock then outstanding.


   1.      The  holders  of the outstanding shares  of  Preferred
     Stock shall be entitled to vote as a class upon a proposed amendment, if the amendment would;


          (a) Increase or decrease the aggregate number of authorized shares of Preferred Stock:
          (b)   Increase or decrease the par value of the  shares
          of Preferred Stock;
          (c) Effect an exchange, reclassification, or cancellation of all or part of the shares of Preferred Stock;
          (d) Effect an exchange or create a right of exchange of all or any part of the shares of Preferred Stock.
          (e) Change the designation, preferences, limitations, or relative rights of the shares of Preferred Stock.
          (f) Change the shares of Preferred Stock, whether with or without par value, into the same or different number of shares, either with or without par value, or the Preferred Stock or another class.
          (g) Create a new class of shares having rights and preferences prior and superior to the shares of Preferred Stock or increase the rights and preferences or the number of authorized shares of any class having rights or preferences prior or superior to the shares of Preferred Stock:
          (h) In the case of a preferred or special class of shares, divide the shares of such class into series and fix and determine and designate such series and the variations in the relative rights and preferences between the shares of such series or authorize the Board of Directors to do so; or
          (i) Cancel or otherwise effect dividends on the shares of Preferred Stock, which have accrued, but have not been declared.


                          ARTICLE XIII
ADOPTION AND AMENDMENT OF BYLAWS

           The initial Bylaws of the Corporation shall be adopted by its Board of Directors. The power to alter or amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors, but the holders of Common Stock may also alter, amend or repeal the Bylaws or adopt new Bylaws. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.


                           ARTICLE XIV

REGISTERED OFFICE AND REGISTERED AGENT
           The address of the initial registered office of the Corporation is 6425 Meadow Country Dr., Reno, Nevada 89509 and the name of the registered agent at such address is Lewis M Eslick. Either the registered office or the registered agent may be changed in the manner provided by law.


                           ARTICLE XV
                 The name and post office address of the
         Incorporator is:
          NAME                          ADDRESS
          Lewis M. Eslick               6425 Meadow Country Dr.
                                        Reno, Nevada 89509




           IN WITNESS WHEREOF, the above-named Incorporator has signed these Articles of Incorporation on December 6, 1992.



      S/Lewis M. Eslick



                              Lewis M. Eslick